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          [LETTERHEAD OF WITT, GAITHER & WHITAKER, P.C. APPEARS HERE]

                                October 16, 1998



Board of Directors
Signal Apparel Company, Inc.
200 Manufacturers Road
Chattanooga, TN  37405

Gentlemen:

You have requested our opinion concerning certain matters in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Signal Apparel Company, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the resale by the selling shareholders specified therein of up to 10,552,952 shares of the Company's Common Stock, $.01 par value per shares ("Common Stock") issued or issuable (i) to certain selling shareholders who are also affiliates of the Company upon the exercise of certain warrants or (ii) to certain selling shareholders who are institutional investors which received or may receive their shares of Common Stock through (A) the conversion of shares of the Company's 5% Series G1 or 5% Series G2 Convertible Preferred Stock, (B) the payment of dividends on such preferred stock (which the Company may elect to pay in Common Stock) or (C) the exercise of warrants which they received for investing in such preferred stock.

In connection with the following opinions, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinions herein set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, it is our opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Indiana.